Exhibit 99.1

Synacor Delivers 14 Percent Revenue Growth and

Reports Net Profit in Third Quarter 2017

•	Q3 2017 revenue of $36.3 million grew 14 percent over Q3 2016
•	Net income of $0.3 million and Adjusted EBITDA of $1.8 million is up from net loss of $3.4 million and Adjusted EBITDA of $0.2 million in Q3 2016
•	Several customer renewals and wins including WOW!, NorthwesTel and governmental organizations in Africa, Southeast Asia and India

BUFFALO, N.Y., November 14, 2017 – Synacor, Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, governments and enterprises, today announced its financial results for the quarter ended September 30, 2017.

“We delivered strong financial performance during the quarter - meeting our revenue and adjusted EBITDA growth expectations and reporting GAAP net income for the first time in nearly four years.  We generated significant revenue growth and increased operating leverage that drove profitability,” said Synacor CEO Himesh Bhise.

“Search and advertising grew 23 percent year-over-year and includes the addition of revenues from AT&T. At the same time, software and services, which includes identity management and collaboration, is robust and delivered $13.6 million of high-margin revenue in the third quarter,” continued Bhise.

Recent Highlights

•	Launched a new WOW! portal experience; renewed and extended relationship that covers portal, advertising and email services.
•	Added several Pay TV operators to Synacor’s advanced Cloud-based identity management platform, including NorthwesTel, a wholly-owned subsidiary of Bell Canada, and WOW!
•

Added to a growing list of enterprise and government email customers, including a South East Asia government ministry, an India government research lab and an Africa government information technology authority.

•	Continued to deliver strong user engagement metrics and grow revenue with ATT.net portal.

•	Added 50+ channel partners certified to sell Synacor products, growing the existing base to more than 1900 partners.

Q3 2017 Financial Results

Revenue: For the third quarter of 2017, total revenue was $36.3 million, meeting the Company’s financial guidance, an increase of 16 percent over the second quarter of 2017, and 14 percent over the third quarter of 2016.

Net Income: For the third quarter of 2017, net income was $0.3 million, compared with a net loss of $3.3 million in the second quarter of 2017 and a net loss of $3.4 million in the third quarter of 2016. Net income in the third quarter of 2017 includes a $1.9 million gain on the sale of an investment.

Earnings per share, or EPS, was $0.01 in the third quarter of 2017, compared with a loss of $0.09 in the second quarter of 2017 and a loss of $0.11 in the third quarter of 2016.

Adjusted EBITDA: For the third quarter of 2017, adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was $1.8 million compared with $0.2 million in the second quarter 2017 and $0.2 million for the third quarter of 2016.

Cash: The Company ended the third quarter of 2017 with $22.9 million in cash and cash equivalents, compared with $23.0 million at the end of the prior quarter.

Guidance

“We expect to continue delivering strong financial growth in the fourth quarter,” concluded Bhise.

Based on information available as of November 14, 2017, the Company is providing financial guidance for the fourth quarter and narrowing fiscal 2017 guidance within the previously reported range as follows:

•

Q4 2017 Guidance: Revenue for the fourth quarter of 2017 is projected to be in the range of $46.0 million to $51.0 million. The Company expects to report net income of ($1.8) million to $0.5 million and adjusted EBITDA of $2.0 million to $4.0 million, which excludes stock-based compensation expense of $0.6 million to $0.7 million, depreciation and amortization of $2.6 million to $2.8 million, and tax, interest expense and other income and expense of $0.3 million.

•

Fiscal 2017 Guidance: Revenue for the full year of 2017 is now expected to be within the range of of $140 million to $145 million. The Company expects to report a net loss in the range of $9.1 million to $11.4 million and adjusted EBITDA in the range of $0.8 million to $2.8 million, which excludes stock-based compensation expense of $2.5 million to $2.6 million, depreciation and amortization of $9.6 million to $9.8 million, gain on investment of $1.9 million and tax, interest expense, capitalized software impairment, and other income and expense of $1.7 million.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the third-quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (833) 235-2655, with conference ID 5949837, or callers outside the U.S. may dial (647) 689-4151. Following completion of the call, a recorded webcast replay will be available on Synacor's website. To listen to the telephone replay, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 5949837.

About Synacor

Synacor (Nasdaq: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, its fourth-quarter and fiscal year 2017 guidance, the statements and quotations from management and Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the pace and degree to which the AT&T portal can be monetized; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of November 14, 2017, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Andrew Blazier

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$22,932	$14,315
Accounts receivable, net	20,453	27,386
Prepaid expenses and other current assets	6,583	4,862
Total current assets	49,968	46,563
Property and equipment, net	20,749	14,406
Goodwill	15,956	15,943
Intangible assets	13,230	14,837
Other long-term assets	802	1,650
Total Assets	$100,705	$93,399

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$17,791	$18,769
Accrued expenses and other current liabilities	8,126	11,684
Current portion of deferred revenue	11,005	12,149
Current portion of capital lease obligations	2,479	982
Total current liabilities	39,401	43,584
Long-term portion of capital lease obligations	3,981	1,014
Deferred revenue	2,981	3,917
Long-term debt	—	5,000
Other long-term liabilities	428	235
Total Liabilities	46,791	53,750
Stockholders' Equity:
Common stock	395	316
Treasury stock	(1,664)	(1,547)
Additional paid-in capital	141,700	117,747
Accumulated deficit	(86,521)	(76,850)
Accumulated other comprehensive income (loss)	4	(17)
Total stockholders’ equity	53,914	39,649
Total Liabilities and Stockholders' Equity	$100,705	$93,399

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenue	$36,269	$31,721	$94,025	$92,457
Costs and operating expenses:
Cost of revenue (1)	17,620	14,611	44,644	41,099
Technology and development (1)(2)	6,748	6,791	20,950	19,255
Sales and marketing (2)	6,179	5,907	19,025	17,177
General and administrative (1)(2)	4,495	4,871	12,820	15,027
Depreciation and amortization	2,596	2,414	7,004	6,782
Total costs and operating expenses	37,638	34,594	103,443	98,340

Loss from operations	(1,369)	(2,873)	(10,418)	(6,883)
Gain on sale of investment	1,902	—	1,902	—
Other income (expense)	99	(38)	172	206
Interest expense	(127)	(75)	(328)	(227)
Income (loss) before income taxes	505	(2,986)	(8,672)	(6,904)
Income tax provision	244	379	999	783
Net income (loss)	$261	$(3,365)	$(9,671)	$(7,687)

Net income (loss) per share:
Basic	$0.01	$(0.11)	$(0.27)	$(0.26)
Diluted	$0.01	$(0.11)	$(0.27)	$(0.26)

Weighted average shares used to compute net income (loss) per share:
Basic	38,471,377	30,260,172	35,590,563	30,108,725
Diluted	39,940,790	30,260,172	35,590,563	30,108,725

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:
	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Technology and development	$190	$238	$604	$681
Sales and marketing	142	173	500	604
General and administrative	273	269	824	819
	$605	$680	$1,928	$2,104

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(9,671)	$(7,687)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,004	6,782
Capitalized software impairment	256	—
Stock-based compensation expense	1,928	2,104
Gain on sale of investment	(1,902)	—
Provision for deferred income taxes	197	—
Increase in estimated value of contingent consideration	107	90
Change in operating assets and liabilities net of effect of acquisition:
Accounts receivable, net	6,933	5,313
Prepaid expenses and other assets	(1,646)	(1,282)
Accounts payable	(1,668)	1,842
Accrued expenses and other liabilities	(2,369)	1,245
Deferred revenue	(2,080)	(1,696)
Net cash (used in) provided by operating activities	(2,911)	6,711
Cash Flows from Investing Activities:
Proceeds from sale of investment	2,645	—
Purchases of property and equipment	(5,774)	(4,246)
Acquisition	—	(2,500)
Net cash used in investing activities	(3,129)	(6,746)
Cash Flows from Financing Activities:
Net proceeds from offering of common stock	20,046	—
Repayments of long-term debt	(5,000)	—
Repayments on capital lease obligations	(914)	(1,242)
Proceeds from exercise of common stock options	1,942	744
Purchase of treasury stock and shares received to satisfy minimum tax withholding liabilities	(117)	(128)
Deferred acquisition payment	(1,300)	—
Net cash provided by (used in) financing activities	14,657	(626)
Effect of exchange rate changes on cash and cash equivalents	—	(8)
Net increase (decrease) in Cash and Cash Equivalents	8,617	(669)
Cash and Cash Equivalents at beginning of period	14,315	15,697
Cash and Cash Equivalents at end of period	$22,932	$15,028

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Reconciliation of Adjusted EBITDA:
Net income (loss)	$261	$(3,365)	$(9,671)	$(7,687)
Provision for income taxes	244	379	999	783
Interest expense	127	75	328	227
Gain on sale of investment	(1,902)	—	(1,902)	—
Other income (expense)	(99)	38	(172)	(206)
Depreciation and amortization	2,596	2,414	7,004	6,782
Capitalized software impairment	—	—	256	—
Stock-based compensation expense	605	680	1,928	2,104
Adjusted EBITDA	$1,832	$221	$(1,230)	$2,003